Exhibit 10.3

TENDER AGREEMENT

BETWEEN

Persons named in Schedule 1 hereto

AND

InterVideo Digital Technology Corp., as Purchaser

Dated as of March 12, 2005

TENDER AGREEMENT

This TENDER AGREEMENT, dated as of March 12, 2005 (this “Agreement”), is made by and among:

Persons named in Schedule 1 hereto (each a “Seller” and collectively, “Sellers”) who have duly authorized Vicky Wang to execute and deliver this Agreement on their behalf; and

InterVideo Digital Technology Corp., a company organized pursuant to the laws of the Republic of China (the “Purchaser”).

WITNESSETH:

WHEREAS, the Purchaser wishes to acquire control of at least a majority of the common stock, par value NT $10 per share (“Common Shares”), of Ulead Systems Inc. (the “Target Company”);

WHEREAS, on the date hereof, the Sellers are the record and beneficial owners of 9,951,000 shares of the Common Shares of the Target Company (the “Target Shares”);

WHEREAS, each of the Sellers wishes to sell or caused to be sold, all of its/his/her respective Target Shares to the Purchaser and the Purchaser wishes to purchase all Target Shares from the Sellers on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth hereinafter, the parties hereby agree as follows:

Article 1. Transfer, and Purchase Price

1.1	Transfer of Target Shares. Upon the terms and subject to the conditions set forth herein, and relying on the representations, warranties and covenants contained herein, at the Closing (as defined in Article 2.5), each Seller shall sell or cause to be sold, all of its/his/her respective Target Shares to the Purchaser, free and clear of any liens or encumbrances, and the Purchaser or its designated person shall purchase all of the Target Shares from the Sellers in accordance with Article 2. The number of the Target Shares to be sold by the Sellers is set forth on Schedule 1 hereto.

1.2	Purchase Price. The price for the sale and purchase of the Target Shares hereunder shall be NT$30 per share and the aggregate purchase price for all Target Shares (the “Purchase Price”) shall be NT$298,530,000.

1.3	Form of Consideration. The Purchase Price shall be payable by the Purchaser in cash with NT dollars, in accordance with Article 2.

Article 2. Tender of Target Shares and Closing

2.1	The Purchaser shall, subject to the terms of this Agreement, acquire the Target Shares pursuant to a Qualifying Tender Offer (as defined in Article 2.2 below) to be commenced within three (3) Taipei business days after the date hereof.

2.2	Within the Tender Offer Period (as defined below), each of the Sellers shall tender all of its/his/her respective Target Shares into the Qualifying Tender Offer by taking any and all appropriate actions for the share tender, including but not limited to (i) delivering to the tender agent appointed by the Purchaser with respect to the Qualifying Tender Offer (the “Tender Agent”) (1) the Taiwan Securities Central Depository Co., Ltd. (“TSCD”) securities deposit books (the “Deposit Books”) representing its/his/her ownership of the Target Shares, and (2) the necessary assignment forms duly endorsed by the Sellers (“Assignment Documents”) for the transfer of the Target Shares and (ii) causing its/his/her securities broker to deliver to the Tender Agent a signed application to tender the Target Shares through the book entry system.

For the purposes hereof, a “Qualifying Tender Offer” shall be a tender offer for the purchase of not less than 30.1 % and not more than 65% of the Common Shares of the Target Company issued as the date hereof and as of the Closing Date, commenced by the Purchaser or its designated person in accordance with applicable law, provided that: (i) the price per Target Share to be paid to the Sellers and other shareholders of the Target Company who shall have tendered into the Qualifying Tender Offer shall be equal to NT$30 (including the applicable securities transaction tax to be withheld) and such amount shall be paid in cash, (ii) the conditions precedent to the closing of the tender offer set forth in Schedule 3, and (iii) the Tender Offer Period shall be not less than30 days. The term “Tender Offer Period” shall mean the period during which Common Shares of the Target Company may be tendered in a Qualifying Tender Offer.

2.3	Promptly following the annual shareholders meeting of the Target Company for year 2005 which is scheduled to be held on March 29, 2005 (together with any adjournments or substitute meetings, the “2005 AGM”), the Sellers shall cause the Target Company to submit to Taiwan Stock Exchange (the “TSE”) and the TSCD (i) the Target Company’s application for an approval from the TSE (“TSE Approval”) to release 838,750 Target Shares held by the shareholders named in Schedule 2 that are subject to transfer restrictions and requirements of the TSE (the “Lock-up Shares”), and (ii) the consent letter of two new directors elected in the 2005 AGM (one of which is nominated by the Purchaser or its designated person and the other is nominated by a BVI corporate entity affiliated with the Sellers (“BVI Holdco”), consenting to the replacement of the Lock-up Shares with an equivalent number of Common Shares held by the new directors (the “Replacement Shares”), the holders of the Lock-up Shares and the number of the Replacement Shares to be provided is as set out in Schedule 2.

2.4	On the 20th day of the Tender Offer Period, the Sellers and the Purchaser, or their respective representatives, shall meet in person or by conference call to confirm whether the conditions to the Sellers’ obligation to tender shall have been satisfied, and if such conditions are not satisfied, the Sellers and Purchaser shall cooperate in good faith to attempt to cause such conditions to be satisfied. If the Lock-up Shares have not been able to be released by the TSCD, the Purchaser shall use its reasonable best effort to cause the extension of the Tender Offer Period to facilitate the tender of such Lock-up Shares.

2.5	As soon as practicable following the expiration of the Tender Offer Period and subject to the full satisfaction of the conditions set out in the Qualifying Tender Offer, which are the same as set forth in Schedule 3, the Purchaser shall, on the closing date stipulated in the Qualifying Tender Offer (the “Closing Date”), cause the Tender Agent to (i) withhold the applicable securities transaction tax and pay such tax to the relevant taxing authority and (ii) pay to The Sellers by a check in an amount equal to the Purchase Price, net of the applicable securities transaction tax, postages and other reasonable and necessary costs associated with payment, against the transfer of all title to, rights and interests in, the Common Shares, including the Target Shares that have been tendered in the Qualifying Tender Offer to the Purchaser (the “Closing”).

2.6	In the event that the total Common Shares tendered by the shareholders of the Target Company in the Qualifying Tender Offer exceed the maximum number of the Common Shares to be purchased as set out in the Qualifying Tender Offer, which is 65% of the Common Shares of the Target Company (“Purchase Cap”), the Purchaser may choose to either (i) increase the Purchase Cap or (ii) purchase the Common Shares only up to the Purchase Cap from each tendered shareholder on pro rata basis. If the Purchaser chooses to purchase from each tendered shareholder (including the Sellers) on pro rata basis, the Purchaser may choose (but shall not be obliged) to purchase the balance of the Target Shares from the Sellers after the Closing of the Qualifying Tender Offer on the terms and conditions to be agreed by both parties.

Article 3. Representations and Warranties of The Sellers

Each of the Sellers hereby makes the representations and warranties to the Purchaser on the date hereof and throughout the Closing Date:

(a)	Authorization of Agreements. Such Seller has all requisite power, authority and legal capacity to execute, deliver and perform this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Sellers in connection with the consummation of the transactions contemplated by this Agreement (collectively, together with this Agreement the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Documents has been, and at the Closing will have been, duly authorized, validly executed and delivered by such Seller, and this Agreement and each of the Seller Documents (when executed) constitutes legal, valid and binding obligations of such Seller, enforceable against them in accordance with their respective terms.

(b)	Conflicts. Neither the execution and delivery by such Seller of this Agreement and the Seller Documents, nor the compliance by such Seller with any of the provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby, will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Seller, in case of a the Seller is a corporate entity, or (ii) violate any statute, rule, regulation, order or decree of any governmental body by which the such Seller is bound.

(c)	Consents. Other than the filing to be made by the Seller pursuant to Article 22-3 of the ROC Securities and Exchange Law, no consent, waiver, order or permit of, or declaration or filing with, or notification to, any person or any government agency or stock exchange is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the Seller Documents, or the compliance by such Seller with any of the provisions hereof or thereof, including, without limitation, the consummation of the transactions contemplated hereby. Other than as provided herein, neither the Seller nor any of his/her affiliates is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents by any director, supervisor or security holder of the Target Company with respect to any security of the Target Company.

(d)	Ownership of Target Shares. Such Seller owns on the date hereof, free and clear of all liens or encumbrances, such number of the Target Shares as set forth in Schedule 1 hereto and it has the power and authority to sell, transfer, assign and deliver the Target Shares as provided in this Agreement except for the Lock-up Shares which are subject to the TSE selling restrictions and upon the release thereof from the TSCD, the Seller shall have the power and authority to sell, transfer, assign and deliver upon the Closing, and the transfer of the Target Shares to the Purchaser or its designated person at the Closing will convey to the Purchaser legal and beneficial title and ownership of the Target Shares, free and clear of any and all liens or encumbrances.

Article 4. Representations And Warranties of the Purchaser

The Purchaser hereby makes the representations and warranties to the Sellers on the date hereof and throughout the Closing Date.

(a)	Organization and Good Standing. The Purchaser is a corporation duly organized, and validly existing and in good standing under the laws of the ROC and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted

(b)	Authorization of Agreement. The Purchaser has all requisite corporate power, authority and legal capacity to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser, in connection with the consummation of the transactions contemplated by this Agreement (collectively, together with this Agreement, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Documents have been, and at the Closing, will have been, duly authorized and this Agreement and each of the other Purchaser Documents (when executed) constitute, legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

(c)	Conflicts. Neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof, including without limitation, the consummation of the transaction contemplated hereby, will (i) conflict with, or result in the breach of, any provision of the Purchaser’s organizational documents, or (ii) violate any statute, rule, regulation, order or decree of any governmental body by which the Purchaser is bound.

Article 5. Covenants

5.1	Other Actions. Each of the Sellers and the Purchaser shall use its/his/her reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) procure that its/his/her representations and warranties set forth in this Agreement remain true and accurate through and on the Closing Date and (iii) cause the fulfillment at the earliest practicable date of all of the conditions precedent to the parties’ obligations to consummate the transactions contemplated by this Agreement.

Without limiting the generality of Article 5.1, it is understood and agreed that promptly following the 2005 AGM, the Sellers shall cause the Target Company to make all necessary filings with the TSE and TSCD in order for the Lock-up Shares be released to and tendered by the Sellers to consummate the transactions contemplated hereby .

5.2	Election of New Directors and Supervisors. The parties shall use their respective reasonable best effort to support that two (2) new directors out of seven (7) board seats are nominated by BVI Holdco and two (2) new directors (including one independent director) are nominated by the Purchaser at the election for directors in the 2005 AGM. The parties shall also use their respective reasonable best effort to support that two (2) new supervisors (including one independent supervisor) out of three (3) supervisors are nominated by the Purchaser at the election for supervisors in the 2005 AGM. The Seller shall vote, and the Purchaser shall cause its affiliates to vote, in favor of the foregoing directors and supervisors in the 2005 AGM.

5.3	Covenants With Respect to the Lock-up Shares.

(a)	Promptly following the 2005 AGM, the Purchaser shall issue a consent letter consenting to provide 6,665,750 Common Shares of the Target Company to the TSCD for the replacement of the Common Shares of the Target Company currently subject to the lock-up requirement of the TSE (including the Lock-up Shares), provided that (i) new directors and supervisors in the Target Company shall have been elected pursuant to Article 5.2, and (ii) BVI Holdco shall have issued the consent letter consenting to provide up to 1,000,000 Common Shares of the Target Company to the TSCD for the replacement of the Common Shares of the Target Company currently subject to the lock-up requirement of the TSE (including the Lock-up Shares) and (iii) the Sellers are not in default of Article 5.4.

(b)	Promptly following the receipt by the Target Company of TSE Approval, the Seller shall cause the Target Company to deliver to the Purchaser and Seller a copy of such TSE Approval.

(c)	Promptly following the release by the TSCD of the Lock-up Shares and the delivery of such certificates to the Sellers, the Sellers shall make the share tender of the Lock-up Shares held by them as specified in Article 2.2.

(d)	If the Lock-up Shares cannot be released prior to the expiration of the Tender Offer Period, the Purchaser shall purchase the Lock-up Shares unsold in the Qualifying Tender Offer at the Purchase Price to the extent permissible under the applicable laws, and the Sellers and Purchaser shall cooperate with each other in good faith to complete such sale.

5.4	No Shop. From the date hereof and until the Closing Date or the date of the termination of this Agreement, whichever is earlier, Sellers shall not, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, any person, firm, corporation or other entity (other than Purchaser) concerning any purchase, sale or other disposition of the Target Shares or any other Common Shares of the Target Company held by the Sellers (if any) or assist or participate in, facilitate, negotiate or encourage any offer, effort or attempt by any other person to purchase, sell or dispose of the Target Shares or any other Common Shares of the Target Company held by the Sellers (if any), except as expressly contemplated by this Agreement. Each of the Sellers shall promptly communicate to Purchaser the terms of any offer, proposal or contract which it may receive or which it may become aware with respect to any such transaction.

Article 6. Conditions To The Closing

6.1	Conditions to the Closing, etc.

(a)	Conditions to the Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares shall be subject to the fulfillment, or waiver by the parties, on or prior to the Closing Date of each of the following conditions:

(i)	all government approvals, authorizations, filings required for consummation of the transactions contemplated by this Agreement shall have been obtained; and

(ii)	there shall not be in effect any injunction or restraining order or other similar order issued by any governmental body restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)	Conditions to the Obligation of Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares by means of the tender in the Qualifying Tender Offer shall be subject to the fulfillment, or waiver by the Sellers, in its/his/her sole discretion, of each of the following additional conditions on or prior to the Closing Date:

(i)	the Purchaser’s representations and warranties in this Agreement shall be true and correct in all material respects as of the date of this Agreement and throughout the Closing Date with the same effect as if made on and as of the Closing Date;

(ii)	the Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement and each of the other Purchaser Documents to be performed or complied with by them on or prior to the Closing Date; and

(iii)	the Lock-up Shares held by the Sellers shall have been released by the TSCD.

(c)	Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement in connection with the transfer of the Target Shares by means of the Qualifying Tender Offer shall be subject to the fulfillment, or waiver by the Purchaser, in its sole discretion, of each of the following additional conditions on or prior to the Closing Date:

(i)	the representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and throughout the Closing Date with the same effect as if made on and as of the Closing Date;

(ii)	the Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement (including Article 5.2) and each of the other Seller Documents to be performed or complied with by them prior to or on the Closing Date;

(iii)	the tender by the Seller of all Target Shares shall have been made without any revocation;

(iv)	the conditions precedent set out in the Qualifying Tender Offer as shown in schedule 3 hereof shall have been fulfilled; and

(v)	the Purchaser shall have received a written notice from the Tender Agent confirming at least 30.1% of Common Shares of the Target Company have been tendered by the shareholders of the Target Company and such tender shall not have been revoked.

If any of the condition precedents set out in Article 7.1(c)(i) and 7.1(c)(ii) is not fulfilled or waived by the Purchaser, the Purchaser shall be under no obligation to purchase any of the Target Shares held by such Seller and such Seller shall, upon receipt of a written notice from the Purchaser, immediately withdraw all of the Target Shares held by its/his/her from the Qualifying Tender Offer.

Article 7. Indemnification

Each of the Sellers on the one side, and the Purchaser on the other side (“Indemnifying Party”) hereby agrees to indemnify and hold the other Party and their directors, officers, employees, affiliates, agents, successors and assigns (“Indemnified Party”) harmless from and against:

(i)	any and all losses, liabilities, obligations and damages (collectively, “Losses”) based upon, attributable to or resulting from the failure of any of its/his/her representations or warranties contained in this Agreement to be true and correct in all material respects;

(ii)	any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Indemnifying Party under this Agreement; and

(iii)	any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements incident to any and all Losses with respect to which indemnification is provided by the Indemnifying Party hereunder.

Article 8. Termination

8.1	Inability to Perform Due to Governmental Restrictions. If, due to the provisions of any law or regulation or order of any relevant governmental body, this Agreement cannot be performed in whole, the parties may, but shall not be obligated to, through mutual agreement amend the relevant provisions hereof to achieve the purpose of this Agreement.

8.2	Termination.

(a)	This Agreement may be terminated at any time:

(i)	by the written agreement of Sellers and the Purchaser;

(ii)	by Sellers (acting as a group) or the Purchaser upon written notice to the other party if the Closing has not occurred prior to May 15, 2005 or such other date agreed upon by the parties, provided that no such party may terminate this Agreement pursuant to this Article 8.2(a)(ii) if such party (or any of its affiliates) is then in breach of this Agreement;

(iii)	by the Sellers (acting as a group), upon written notice to the Purchaser if any of the conditions set forth in Article 6.1(a) or 6.1(b) have not been, or if it becomes apparent that any of such conditions will not be, fulfilled on or prior to the date specified in Article 8.2(a)(ii), provided that the Sellers are in breach of this Agreement;

(iv)	by the Sellers (acting as a group), upon written notice to the Purchaser if the Purchaser is in material breach of this Agreement and such breach is not cured within 30 days after notified by the Sellers (acting as a group), if such breach may be cured;

(v)	by the Purchaser, to the extent to terminate this Agreement between the Purchaser and such Seller, upon written notice to such Seller if any of the conditions set forth in Article 6.1(a) or 6.1 (c), which is specific to such Seller, have not been, or if it becomes apparent that any of such conditions will not be, fulfilled on or prior to the date specified in Article 8.2(a)(ii), provided that the Purchaser is not in breach of this Agreement; or

(vi)	by the Purchaser, to the extent to terminate this Agreement between and Purchaser and such defaulting Seller, upon written notice to such Seller if such Seller is in material breach of this Agreement and such breach is not cured within 30 days after notified by the Purchaser, if such breach may be cured.

(b)	If this Agreement is terminated in accordance with Article 8.2(a), this Agreement (except Articles 7 and 9 which shall survive any such termination to the extent as provided in the relevant Articles) will be void and have no effect, without any liability or obligation on the part of any party hereto in respect of this Agreement or of the transactions contemplated hereby, provided that, such a termination will not relieve any party for any liability resulting from that party’s (or its affiliate’s) breach of this Agreement.

(c)	If the Closing does not occur due to the Seller’s not (i) tendering the Target Shares in the Qualifying Tender Offer pursuant to this Agreement or (ii) voting all of the Target Shares held by such Seller in support of Article 5.2, the defaulting Seller shall pay to the Purchaser a break-up fee in an amount equal to the number of the Target Shares which are not tendered by such defaulting Seller multiplying NTD 30, without prejudice to the Purchaser’s rights and the remedies available under this Agreement or the applicable laws. To avoid any doubt, if the Lock-up Shares are not be able to be released from TSCD due to reasons beyond Sellers’ control, the Purchaser shall not be entitled to the break-up fee.

(d)	If the Closing does not occur due to the Purchaser’s not (i) commencing the Qualifying Tender Offer pursuant to this Agreement, (ii) causing its affiliates to vote all of the Common Shares held by them in support of Article 5.2, or (iii) paying the Purchase Price, the Purchaser shall pay a break-up fee to the Sellers (or in the case of default in paying Purchase Price, the relevant Seller, to which the Purchaser has defaulted in such payment) in an amount of the defaulting Purchase Price, without prejudice to the Sellers’ rights and the remedies available under this Agreement or the applicable laws.

(e)	If the condition set out in Article 6.1(c)(vii) is not fulfilled, but the Purchaser has received a written notice from the Tender Agent confirming that the total Common Shares of the Target Company tendered are not less than 22.5% of the Common Shares, the Purchaser may (i) choose to waive such condition and proceed with the Closing or (ii) choose to not proceed with the Closing and in such case, the Purchaser shall not be entitled to the break-up fee stipulated under Article 8.2(c) and the Seller shall not be entitled to the break-up fee under Article 8.2(d).

Article 9. Miscellaneous

9.1	Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, regardless of any investigation made by the parties.

9.2	Expenses. Each party shall each bear its/his/her own expenses, including, without limitation, legal fees and expenses, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement, the release of the Lock-up Share, the share tender and the consummation of the transactions contemplated hereby and thereby. Each Seller shall be responsible for and shall pay the securities transaction tax and all other transfer and similar taxes levied on such Seller in connection with the transactions contemplated by this Agreement.

9.3	Specific Performance. For the avoidance of doubt, to the extent permitted by applicable law, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.4	Further Assurances. Each party agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.5	Submission to Arbitration.

(a)	Arbitration. With the exception of an action for a decree of specific performance as described in Article 9.3 hereof, which action may asserted either in a court of competent jurisdiction pursuant to Article 9.3 hereof or in arbitration under the provisions of this Article 9.5, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration in accordance with the ROC Arbitration Law and rules (the “Rules”) by three arbitrators selected in accordance with said Rules.

(b)	Language of Arbitration. The language of the arbitration shall be Chinese.

(c)	Binding Nature of Arbitration. The decision of the arbitrators shall be final and conclusive and shall be binding on the parties. Any award rendered by the arbitrators may be enforced by any court of competent jurisdiction.

(d)	Place of Arbitration. The place of the arbitration shall be Taipei.

(e)	Separate Enforceability. This arbitration clause shall be separately enforceable.

9.6	Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.7	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of China.

9.8	Language. This Agreement has been executed in both English and Chinese versions. In the event of a conflict or inconsistency between the English version and Chinese version of this Agreement, the provisions of the English version shall prevail and be binding on the parties.

9.9	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties at the addresses set out in signature pages (or to such other address as a party may have specified by notice given to the other party pursuant to this provision).

9.10	Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party and any attempted assignment without the required consents shall be void.

9.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:

By:	/s/ Vicky Wang
Name:	Vicky Wang
Title:
Address:

PURCHASER:

By:	/s/ Steve Ro
Name:	Steve Ro
Title:
Address:

Schedule 1

Target Shares to Be Sold by Sellers

Shareholder number of the Sellers	Shares to be sold
5	2,101,000
61	664,000
366	100,000
3692	781,000
29788	1,517,000
22595	203,000
78	220,000
293	190,000
315	210,000
34	180,000
292	210,000
89	170,000
295	180,000
27830	140,000
294	100,000
STRONG TOPS LIMITED	2,985,000

total	9,951,000

Schedule 2

Lock-up Shareholders	Number of Lock –up Shares	Replacement Shareholders
W. J. Chen (Seller)	760,000	BVI Holdco
L. M. Chen (Seller)	77,000	BVI Holdco
T.H. Tsai (Seller)	1750	BVI Holdco

Schedule 3

I.	Content of Tender Offer

Conditions	Tender Offer Period		The Tender Offer Period commences from March 15, 2005 and ends on April 13, 2005. Tender shall be made between 8:30 am to 3:30 pm each business day during the Tender Offer Period.
	Purchase Price		NT$30 per share.

Tendering shareholders shall bear the securities
transaction tax, bank wire transfer fee or postage for
delivery of payment check by registered mail and other
reasonable and necessary costs regarding payment of the
purchase price.

	Number of the Target Shares to be purchased (“Intended Purchased Shares”)		An aggregate of 50,888,000 common shares representing approximately 65% of issued common shares of Ulead as of this filing date.

Other Terms and Conditions	1.	The minimum number or percentage of Target Shares that Offeror will purchase through the tender offer even if the Intended Purchase Shares is not met	1.	In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, Offeror will purchase all the shares tendered.

			2.	In case the number of total shares tendered is below 23,566,000 but is equal to or greater than 17,615,000 shares representing approximately 22.5% of issued common shares of Ulead, Offeror has an option to choose whether to purchase all of the tendered shares and the Offeror will post a public announcement of its decision.

2.	Arrangement in case where the number of the tendered shares exceeds the Intended Purchased Shares.	If the number of shares tendered exceeds the Intended
Purchased Shares (50,888,000 shares), the Offeror will
purchase from all tendering shareholders on pro rata basis
(the total tendered shares divided by the Intended
Purchased Shares) up to the whole unit of 1,000 shares.
For the fractional shares, the Offeror will purchase on
random selection.

If there are remaining shares after the above-mentioned
selection, Masterlink will, within five (5) business days
(inclusive), return the unpurchased shares from the
special TSCD account for this Tender Offer, Account No.
59200342584) to the TSCD account of the relevant
tendered shareholders.

3.	Other material terms and conditions	Other material terms and conditions are as follows:

1)

When shareholders made the tender, they are deemed to have consented to the provision by TSCD of their name, address, ID number (or uniform code), etc. to MasterLink for the purpose of giving notification or other tender related matters.

		2)	Tendering shareholders shall have clean ownership and title to the tendered shares, free of all liens or encumbrances.

		3)	If there occurs any material change in financial or business conditions of Ulead (including material untrue disclosure or omission in its financial statements or other public filings), the Offeror may terminate this Tender Offer upon receiving the approval from the securities authority.

4)	Tendering shareholders shall understand that the successful completion of this Tender Offer will depend on fulfillment of the conditions precedents and various factors, including but not limited to whether the number of the tendered shares meet the minimum threshold, whether the securities authority order the Offeror to re-file and occurrence of other events that are not caused by the Offeror. If completion of this Tender Offer requires prior approval from, or filing with, other government agency pursuant to the applicable laws, the completion hereunder shall be conditional upon the receipt of such approval or filing and there exists no prohibition or injunction from other government agency. If the completion does not take place due to non-fulfillment of such conditions precedents or events, the tendered shareholders shall, unless otherwise provided under the laws, bear the risk of the non-completion and market price volatility.

5)	Tendering shareholders shall bear the securities transaction tax, bank wire transfer fee or postage for delivery of payment check by registered mail and other reasonable and necessary costs regarding payment of the purchase price. If there are such other costs, Offeror will post public notice and filing according to the applicable laws and also post the notice on Masterlink’s website (www.masterlink.com.tw)

6)	If all the conditions are fulfilled, Masterlink will pay the purchase price by way of wire transfer within 5 business days (including 5th business day) and the amount to be wired will the purchase price, net of the applicable securities transaction tax, bank wire transfer fee and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws. If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will pay the purchase price in form of check (with recipient being specified and endorsement for transfer being prohibited) by registered mail and the amount stated in the check will the purchase price, net of the applicable securities transaction tax, postage, and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

7)	Share tendered will not be accepted, unless and until tendering shareholders have deposited its/his/her shares to its/his/her own the book-entry account of Taiwan Securities Depository Co., Ltd. (“TSCD”).

8)	Please refer to this Filing Form and Tender Offer Circular for more details.

II.	Payment of Tender Offer Consideration

Payment of Purchase Price	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

Method

If all the conditions are fulfilled, Masterlink will pay the purchase price by way of wire transfer within 5 business days (including 5th business day) and the amount to be wired will the purchase price, net of the applicable securities transaction tax, bank wire transfer fee and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will pay the purchase price in form of check (with recipient being specified and endorsement for transfer being prohibited) by registered mail and the amount stated in the check will the purchase price, net of the applicable securities transaction tax, postage, and other relevant costs. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

The amount stated in the check shall be (the number of purchased shares × purchase price ) minus securities transaction tax and postage for registered mail and other reasonable and necessary costs associated with such payment. Masterlink will pay such applicable tax on behalf of tendering shareholders pursuant to the relevant laws.

Please also refer to Other Conditions (III) hereafter.

Place

Masterlink will make the wire transfer of the funds to the tendering shareholders in the bank account registered with the TSCD.

If there is an error in account information of the tendering shareholder or any other circumstance which results in incomplete wire transfer, Masterlink will mail the checks to the address which tendering shareholders registered with their TSCD accounts.

III.	Closing of the Share Purchase under this Tender Offer

Delivery of Shares	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

	Method	Through TSCD book entry system by transfer from MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584) to the TSCD account of the Offeror.

	Place	MasterLink office: 1-3 F, No. 209,’ Section 1st Fu-Huin Road, Taipei

IV.	Arrangement in case where the number of the tendered shares is less than the Intended Purchased Shares or exceeds the Intended Purchased Shares

In the case that the number of the tendered shares is less than the Intended Purchased Shares or exceeds the Intended Purchased Shares		Arrangement

If the Offeror has set a lower threshold to purchase a certain number or percentage of the Target Shares even though the Intended Purchased Shares is not met, and that lower threshold is still not reached	1.	In case the number of total shares tendered is less than the Intended Purchased Shares (50,888,000 shares) but is equal to or greater than 23,566,000 shares representing approximately 30.1% of issued common shares of Ulead, the Offeror will purchase all the shares tendered.

	2.	In case the number of total shares tendered is below 23,566,000 but is equal to or greater than 17,615,000 shares representing approximately 22.5% of issued common shares of Ulead, Offeror has an option to choose whether to purchase all of the tendered shares and the Offeror will post a public announcement of its decision.

	Return the unpurchased shares to the tendering shareholders	Time	Within 5 business days (including 5th business day) after the end of Tender Offer Period.

		Place	MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584)

Method	Through TSCD book entry system by transfer from MasterLink’s special TSCD account for this Tender Offer (Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

Arrangement in the case where the number of the tendered shares exceeds the Intended Purchased Shares.	If the number of shares tendered exceeds the Intended Purchased Shares (50,888,000 shares), the Offeror will purchase from all tendering shareholders on pro rata basis (the total tendered shares divided by the Intended Purchased Shares) up to the whole unit of 1,000 shares. For the fractional shares, the Offeror will purchase on random selection.

If there are remaining shares after the above-mentioned selection, Masterlink will, within five (5) business days (inclusive), return the unpurchased shares from the special TSCD account for this Tender Offer, Account No. 59200342584) to the TSCD account of the relevant tendered shareholders.

V.	Tender Agent

Name of Tender Agent	Masterlink Securities Corp.

Address	MasterLink office: 1-3 F, No. 209,’ Section 1st Fu-Huin Road, Taipei

Tel No.	02-2325-5818

Agency Matters

Assisting the Offeror in posting public notice on Masterlink’s designated web site;

accepting the tender of the Target Shares and deliver Tender Offer Circular (including amendments and supplements);

Assisting the payment of the purchase price, transfer or return of the purchased shares and delivery of any notice;

Responding to queries in respect of closing procedure.

For any other queries raised by the shareholders of the Target Company and any other third parties, the Agent’s responsibility is limited to providing contact details of the Offeror.